Exhibit 99.1

Trimble Reports First Quarter 2013 Results

SUNNYVALE, Calif., April 30, 2013 – Trimble (NASDAQ: TRMB) today announced first quarter 2013 revenue of $556.1 million, up 11 percent as compared to the first quarter of 2012.

GAAP operating income for the first quarter of 2013 was $56.5 million, down 6 percent as compared to the first quarter of 2012. GAAP operating margin in the first quarter of 2013 was 10.2 percent of revenue as compared to 11.9 percent of revenue in the first quarter of 2012.

GAAP net income for the first quarter of 2013 was $49.8 million, down 2 percent as compared to the first quarter of 2012. Diluted earnings per share in the first quarter of 2013 were $0.19 as compared to diluted earnings per share of $0.20 in the first quarter of 2012. The tax rate was 10 percent for the first quarter of 2013 as compared to 17 percent in the first quarter of 2012. It should be noted that on March 21, 2013 the Company completed a 2:1 stock split.

First quarter 2013 non-GAAP operating income of $110.3 million was up 8 percent as compared to the first quarter of 2012. Non-GAAP operating margin was 19.8 percent of revenue as compared to 20.3 percent of revenue in the first quarter of 2012.

Non-GAAP net income of $97.9 million for the first quarter of 2013 was up 12 percent as compared to the first quarter of 2012. Diluted non-GAAP earnings per share in the first quarter of 2013 were $0.38, as compared to diluted non-GAAP earnings per share of $0.34 in the first quarter of 2012.

First quarter 2013 non-GAAP results are adjusted for the following:

•	Restructuring expense of $1.7 million as compared to $526 thousand in the first quarter of 2012;

•	Amortization of intangibles of $39.3 million as compared to $28.8 million in the first quarter of 2012;

•	Stock-based compensation expense of $8.8 million as compared to $7.8 million in the first quarter of 2012;

•	Acquisition-related inventory step-up charge of $603 thousand as compared to $8 thousand in the first quarter of 2012;

•	Acquisition and divestiture costs of $3.0 million as compared to $5.2 million in the first quarter of 2012;

•

No gain or loss on foreign currency exchange in the first quarter of 2013 as compared to $1.6 million loss on foreign currency exchange from a hedge associated with an acquisition in the first quarter of 2012;

“Our revenue growth in the quarter did not meet our expectation. While our original expectation anticipated conservative buying behavior by our users as a result of economic uncertainties, we were further impacted by the direct and indirect effects of the U.S. sequester and severe weather conditions in Europe and North America which delayed both the agricultural and construction seasons,” said Steven W. Berglund, Trimble’s president and chief executive officer. “In spite of the pressure on revenue, we maintained non-GAAP operating margins close to twenty percent and increased our non-GAAP gross margin compared to the first quarter of 2012. We do not believe the fundamentals of our markets have changed and our long term expectations remain unchanged. While we are cautious about second quarter prospects, we currently anticipate improved organic growth in the second half of 2013.”

Results by Segment

Segment operating income is revenue less cost of sales and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, amortization of acquisition-related inventory step-up charges and acquisition costs. Non-GAAP segment operating income also excludes the impact of stock-based compensation expense.

Engineering and Construction (E&C)

First quarter 2013 E&C revenue was $266.9 million, up 7 percent as compared to the first quarter of 2012. Growth in E&C revenue came primarily from global sales of building construction products and heavy and highway products in the U.S., offset by softer sales in Australia and Europe.

First quarter operating income in E&C was $43.0 million, or 16.1 percent of revenue as compared to $40.1 million, or 16.1 percent of revenue in the first quarter of 2012. Non-GAAP operating income was $45.8 million, or 17.2 percent of revenue, as compared to $ 42.8 million, or 17.2 percent of revenue, in the first quarter of 2012.

Field Solutions

First quarter 2013 Field Solutions revenue was $147.5 million, flat as compared to the first quarter of 2012. There was moderate growth in agricultural product sales, offset by a decline in sales of Geographical Information System (GIS) products.

First quarter 2013 Field Solutions operating income was $59.5 million, or 40.4 percent of revenue, as compared to $62.4 million, or 42.3 percent of revenue, in the first quarter of 2012. Non-GAAP operating income was $60.2 million, or 40.8 percent of revenue, as compared to $63.0 million, or 42.7 percent of revenue, in the first quarter of 2012. Non-GAAP operating margin was down primarily due to product mix in GIS sales.

Mobile Solutions

First quarter 2013 Mobile Solutions revenue was $110.2 million, up 41 percent as compared to the first quarter of 2012 due primarily to higher service and subscription revenue and the impact of acquisitions.

First quarter 2013 Mobile Solutions operating income was $11.6 million, or 10.5 percent of revenue, as compared to $7.4 million, or 9.4 percent of revenue, in the first quarter of 2012. In the first quarter of 2013 non-GAAP operating income was $12.5 million, or 11.3 percent of revenue, as compared to $8.2 million, or 10.4 percent of revenue, in the first quarter of 2012. The increase in non-GAAP operating margins was primarily due to leverage from increased revenue and product mix, including higher subscription revenue.

Advanced Devices

First quarter 2013 Advanced Devices revenue was $31.6 million, up 15 percent as compared to the first quarter of 2012, primarily due to stronger sales of embedded devices and timing devices.

Operating income in Advanced Devices for the first quarter of 2013 was $6.5 million, or 20.5 percent of revenue, as compared to $3.3 million, or 12.1 percent of revenue, in the first quarter of 2012. Non-GAAP operating income in Advanced Devices was $7.3 million, or 23.2 percent of revenue, as compared to $4.0 million, or 14.4 percent of revenue, in the first quarter of 2012. The improvement in non-GAAP operating margin was due to leverage on higher revenue and product mix.

Use of Non-GAAP Financial Information

To help our investors understand our past financial performance and our future results, as well as our performance relative to competitors, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Further, we believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons.

The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why these non-GAAP measures provide useful information to investors regarding our financial condition and results of operations and why management chose to exclude selected items can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at http://investor.trimble.com.

Forward Looking Guidance

For the second quarter of 2013 Trimble expects revenue between $570 million and $580 million with GAAP earnings per share of $0.18 to $0.20 and non-GAAP earnings per share of $0.36 to $0.38. Non-GAAP guidance excludes the amortization of intangibles of $39.1 million related to previous acquisitions; anticipated acquisition costs of $4.0 million and the anticipated impact of stock-based compensation expense of $9.2 million. Both GAAP and non-GAAP earnings per share assume a 16 to 18 percent tax rate and 260 million shares outstanding.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on April 30, 2013 at 1:30 p.m. PT to review its first quarter 2013 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (702) 928-6633 (international). A replay of the call will be available for seven days at (855) 859-2056 (U.S.) or (404) 537-3406 (international). The pass code for all calls is 48324307. The replay will also be available on the Web at the address above.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: www.trimble.com.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, the impact of acquisitions, and the ability to deliver revenue, earnings per share and other financial projections that Trimble has guided for the second quarter of 2013, the expected tax rate, the anticipated impact of stock-based compensation expense, the amortization of intangibles related to previous acquisitions and the anticipated number of shares outstanding and interest costs. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. The Company’s results may be adversely affected if the Company is unable to market, manufacture and ship new products or integrate new acquisitions. The Company’s results would also be negatively impacted by further weakening in the macro environment in Europe and China or a softening of the market in North or South America, including government spending cuts. Any failure to achieve predicted results could negatively impact the Company’s revenues, cash flow from operations, and other financial results. The Company’s financial results will also depend on a number of other factors and risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K, such as changes in economic conditions, critical part supply chain shortages, possible write-offs of goodwill, and regulatory proceedings affecting GPS. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company’s position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	First Quarter of
	2013	2012
Revenues:
Product	$412,787	$398,538
Service	81,596	57,430
Subscription	61,728	46,299

Total revenues	556,111	502,267

Cost of sales:
Product	198,701	193,044
Service	30,843	22,521
Subscription	19,972	14,431
Amortization of purchased intangible assets	19,681	13,121

Total cost of sales	269,197	243,117

Gross margin	286,914	259,150

Gross margin (%)	51.6%	51.6%
Operating expenses
Research and development	73,608	60,235
Sales and marketing	83,623	76,024
General and administrative	51,970	46,886
Restructuring	1,605	481
Amortization of purchased intangible assets	19,651	15,676

Total operating expenses	230,457	199,302

Operating income	56,457	59,848
Non-operating income (expense), net
Interest expense, net	(5,071)	(3,863)
Foreign currency transaction loss, net	(1,569)	(2,213)
Income from equity method investments, net	4,257	6,192
Other income, net	295	363

Total non-operating income (expense), net	(2,088)	479

Income before taxes	54,369	60,327
Income tax provision	5,437	10,255

Net income	48,932	50,072
Less: Net loss attributable to noncontrolling interests	(876)	(746)

Net income attributable to Trimble Navigation Ltd.	$49,808	$50,818

Earnings per share attributable to Trimble Navigation Ltd.
Basic	$0.20	$0.20

Diluted	$0.19	$0.20

Shares used in calculating earnings per share:
Basic	255,181	248,740

Diluted	260,299	255,520

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

As of	First Quarter 2013	Fiscal Year End 2012
Assets
Current assets:
Cash and cash equivalents	$143,552	$157,771
Accounts receivables, net	388,850	323,477
Other receivables	14,168	17,327
Inventories, net	260,596	240,529
Deferred income taxes	43,198	43,473
Other current assets	39,586	33,396

Total current assets	889,950	815,973
Property and equipment, net	105,603	96,890
Goodwill	1,837,937	1,815,699
Other purchased intangible assets, net	636,696	644,419
Other non-current assets	95,535	96,123

Total assets	$3,565,721	$3,469,104

Liabilities
Current liabilities:
Current portion of long-term debt	$91,117	$38,092
Accounts payable	120,838	124,532
Accrued compensation and benefits	75,621	86,064
Deferred revenue	187,551	138,920
Accrued warranty expense	17,476	17,066
Other accrued liabilities	63,851	63,996

Total current liabilities	556,454	468,670
Non-current portion of long-term debt	829,322	873,066
Non-current deferred revenue	10,927	7,262
Deferred income taxes	136,308	148,260
Other non-current liabilities	66,842	58,322

Total liabilities	1,599,853	1,555,580

Commitments and contingencies
Equity
Shareholders’ equity:
Common stock	1,036,779	1,006,818
Retained earnings	916,158	868,026
Accumulated other comprehensive income (loss)	(3,144)	22,611

Total Trimble Navigation Ltd. shareholders’ equity	1,949,793	1,897,455
Noncontrolling interests	16,075	16,069

Total equity	1,965,868	1,913,524
Total liabilities and equity	$3,565,721	$3,469,104

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	First Quarter of
	2013	2012
Cash flow from operating activities:
Net Income	$48,932	$50,072
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	6,193	5,562
Amortization expense	39,332	28,797
Provision for doubtful accounts	65	587
Deferred income taxes	(11,809)	146
Stock-based compensation	8,818	7,789
Income from equity method investments	(4,257)	(6,192)
Excess tax benefit for stock-based compensation	(4,784)	(7,580)
Provision for excess and obsolete inventories	584	3,111
Other non-cash items	104	(977)
Add decrease (increase) in assets:
Accounts receivables	(61,956)	(46,425)
Other receivables	5,027	2,211
Inventories	(20,218)	5,928
Other current and non-current assets	(10,867)	(7,972)
Add increase (decrease) in liabilities:
Accounts payable	(6,081)	4,205
Accrued compensation and benefits	(12,037)	(1,895)
Deferred revenue	51,964	29,569
Accrued warranty expense	439	(728)
Other current and non-current liabilities	7,939	1,450

Net cash provided by operating activities	37,388	67,658

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(65,192)	(101,392)
Acquisitions of property and equipment	(14,927)	(7,644)
Acquisitions of intangible assets	—	(755)
Sales of equity method investments	2,430	—
Dividends received	1,284	—
Other	—	251

Net cash used in investing activities	(76,405)	(109,540)

Cash flow from financing activities:
Issuance of common stock, net	14,437	26,682
Excess tax benefit for stock-based compensation	4,784	7,580
Proceeds from long-term debt and revolving credit lines	113,000	181,500
Payments on short-term and long-term debt	(103,981)	(122,850)

Net cash provided by financing activities	28,240	92,912

Effect of exchange rate changes on cash and cash equivalents	(3,442)	3,495

Net increase (decrease) in cash and cash equivalents	(14,219)	54,525
Cash and cash equivalents—beginning of period	157,771	154,621

Cash and cash equivalents—end of period	$143,552	$209,146

REPORTING SEGMENTS

(Dollars in thousands)

(Unaudited)

	Reporting Segments
	Engineering and Construction	Field Solutions	Mobile Solutions	Advanced Devices
FIRST QUARTER OF FISCAL 2013 :
Revenues	$266,871	$147,481	$110,164	$31,595
Operating income before corporate allocations:	$42,973	$59,526	$11,573	$6,485
Operating margin (% of segment external net revenues)	16.1%	40.4%	10.5%	20.5%
FIRST QUARTER OF FISCAL 2012 :
Revenues	$248,885	$147,499	$78,383	$27,500
Operating income before corporate allocations:	$40,077	$62,361	$7,358	$3,339
Operating margin (% of segment external net revenues)	16.1%	42.3%	9.4%	12.1%

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

			First Quarter of
			2013		2012
			Dollar Amount	% of Revenue	Dollar Amount	% of Revenue
GROSS MARGIN:
GAAP gross margin:			$286,914	51.6%	$259,150	51.6%
Restructuring	(A	)	55	0.0%	45	0.0%
Amortization of purchased intangible assets	(B	)	19,681	3.6%	13,121	2.6%
Stock-based compensation	(C	)	600	0.1%	520	0.1%
Amortization of acquisition-related inventory step-up	(D	)	603	0.1%	8	0.0%

Non-GAAP gross margin:			$307,853	55.4%	$272,844	54.3%

OPERATING EXPENSES:
GAAP operating expenses:			$230,457	41.4%	$199,302	39.7%
Restructuring	(A	)	(1,605)	-0.3%	(481)	-0.1%
Amortization of purchased intangible assets	(B	)	(19,651)	-3.5%	(15,676)	-3.2%
Stock-based compensation	(C	)	(8,218)	-1.5%	(7,269)	-1.4%
Acquisition costs	(E	)	(3,418)	-0.6%	(4,766)	-0.9%

Non-GAAP operating expenses:			$197,565	35.5%	$171,110	34.1%

OPERATING INCOME:
GAAP operating income:			$56,457	10.2%	$59,848	11.9%
Restructuring	(A	)	1,660	0.3%	526	0.1%
Amortization of purchased intangible assets	(B	)	39,332	7.0%	28,797	5.7%
Stock-based compensation	(C	)	8,818	1.6%	7,789	1.6%
Amortization of acquisition-related inventory step-up	(D	)	603	0.1%	8	0.0%
Acquisition costs	(E	)	3,418	0.6%	4,766	1.0%

Non-GAAP operating income:			$110,288	19.8%	$101,734	20.3%

NON-OPERATING INCOME, NET:
GAAP non-operating income (expense), net:			$(2,088)		$479
Acquisition / divestiture (gain) loss	(E	)	(401)		444
Foreign exchange loss associated with acquisitions	(F	)	—		1,578

Non-GAAP non-operating income (expense), net:			$(2,489)		$2,501

				GAAP and Non-GAAP Tax Rate %(H)		GAAP and Non-GAAP Tax Rate % (H)
INCOME TAX PROVISION:
GAAP income tax provision:			$5,437	10%	$10,255	17%
Non-GAAP items tax effected	(G	)	5,343		7,464

Non-GAAP income tax provision:			$10,780	10%	$17,719	17%

NET INCOME:
GAAP net income attributable to Trimble Navigation Ltd.			$49,808		$50,818
Restructuring	(A	)	1,660		526
Amortization of purchased intangible assets	(B	)	39,332		28,797
Stock-based compensation	(C	)	8,818		7,789
Amortization of acquisition-related inventory step-up	(D	)	603		8
Acquisition / divestiture costs, net	(E	)	3,017		5,210
Foreign exchange loss associated with acquisitions	(F	)	—		1,578
Non-GAAP items tax affected	(G	)	(5,343)		(7,464)

Non-GAAP net income attributable to Trimble Navigation Ltd.			$97,895		$87,262

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Navigation Ltd.			$0.19		$0.20
Restructuring	(A	)	0.01		—
Amortization of purchased intangible assets	(B	)	0.15		0.11
Stock-based compensation	(C	)	0.04		0.03
Amortization of acquisition-related inventory step-up	(D	)	—		—
Acquisition / divestiture costs, net	(E	)	0.01		0.02
Foreign exchange loss associated with acquisitions	(F	)	—		0.01
Non-GAAP items tax affected	(G	)	(0.02)		(0.03)

Non-GAAP diluted net income per share attributable to Trimble Navigation Ltd.			$0.38		$0.34

OPERATING LEVERAGE:
Increase in non-GAAP operating income			$8,554		$31,632
Increase in revenue			$53,844		$117,974
Operating leverage (increase in non-GAAP operating income as a % of increase in revenue)			15.9%		26.8%

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

(Dollars in thousands, except per share data)

(Unaudited)

			First Quarter of
			2013		2012
				% of Segment Revenue		% of Segment Revenue
SEGMENT OPERATING INCOME:
Engineering and Construction
GAAP operating income before corporate allocations:			$42,973	16.1%	$40,077	16.1%
Stock-based compensation	(I	)	2,862	1.1%	2,756	1.1%

Non-GAAP operating income before corporate allocations:			$45,835	17.2%	$42,833	17.2%

Field Solutions
GAAP operating income before corporate allocations:			$59,526	40.4%	$62,361	42.3%
Stock-based compensation	(I	)	717	0.4%	643	0.4%

Non-GAAP operating income before corporate allocations:			$60,243	40.8%	$63,004	42.7%

Mobile Solutions
GAAP operating income before corporate allocations:			$11,573	10.5%	$7,358	9.4%
Stock-based compensation	(I	)	912	0.8%	793	1.0%

Non-GAAP operating income before corporate allocations:			$12,485	11.3%	$8,151	10.4%

Advanced Devices
GAAP operating income before corporate allocations:			$6,485	20.5%	$3,339	12.1%
Stock-based compensation	(I	)	849	2.7%	632	2.3%

Non-GAAP operating income before corporate allocations:			$7,334	23.2%	$3,971	14.4%

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in the previous table as well as detailed explanations to the adjustments to comparable GAAP measures, are set forth below:

Non-GAAP gross margin

We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions and manufacturing costs influence our business. Non-GAAP gross margin excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation and amortization of acquisition-related inventory step-up from GAAP gross margin. We believe that these exclusions offer investors additional information that may be useful to view trends in our gross margin performance.

Non-GAAP operating expenses

We believe this measure is important to investors evaluating our non-GAAP spending in relation to revenue. Non-GAAP operating expenses exclude restructuring costs, amortization of purchased intangible assets, stock-based compensation and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, and integration costs from GAAP operating expenses. We believe that these exclusions offer investors supplemental information to facilitate comparison of our operating expenses to our prior results.

Non-GAAP operating income

We believe our investors benefit by understanding our non-GAAP operating income trends which are driven by revenue, gross margin, and spending. Non-GAAP operating income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, and integration costs. We believe that these exclusions offer an alternative means for our investors to evaluate current operating performance compared to results of other periods.

Non-GAAP non-operating income (expense), net

We believe this measure helps investors evaluate our non-operating income trends. Non-GAAP non-operating income (expense), net excludes acquisition and divestiture gains (losses) associated with unusual acquisition related items such as adjustments to the fair value of earn-out liabilities and gains or losses related to the acquisition or sale of certain businesses and investments. These gains and losses are specific to particular acquisitions and vary significantly in amount and timing. Non-GAAP non-operating income (expense), net also excludes foreign exchange loss specifically associated with a hedge for one of our acquisitions. We believe that these exclusions provide investors with a supplemental view of our ongoing financial results.

Non-GAAP income tax provision

Non-GAAP items tax effected adjusts the provision for income taxes to reflect the effect of certain non-GAAP items on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in our non-GAAP presentation.

Non-GAAP net income

This measure provides a supplemental view of net income trends which are driven by non-GAAP income before taxes and our non-GAAP tax rate. Non-GAAP net income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition and divestiture costs, a foreign exchange loss from a hedge associated with one of our acquisitions, and non-GAAP tax adjustments from GAAP net income. We believe our investors benefit from understanding these exclusions and from an alternative view of our net income performance as compared to our past net income performance.

Non-GAAP diluted net income per share

We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company. Non-GAAP diluted net income per share excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition and divestiture costs, a foreign exchange loss from a hedge associated with one of our acquisitions, and non-GAAP tax adjustments from GAAP diluted net income per share. We believe that these exclusions offer investors a useful view of our diluted net income per share as compared to our past diluted net income per share.

Non-GAAP operating leverage

We believe this information is beneficial to investors as a measure of how much incremental revenue is contributed to our operating income. Non-GAAP operating leverage is the increase in non-GAAP operating income as a percentage of the increase in revenue. We believe that this information offers investors supplemental information to evaluate our current performance and to compare to our past non-GAAP operating leverage.

Non-GAAP segment operating income Non-GAAP segment operating income excludes stock-based compensation from GAAP segment operating income. We believe this information is useful to investors because some may exclude stock-based compensation as an alternative view when assessing trends in the operating income of our segments.

These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. We believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons. Accordingly, management excludes from non-GAAP those items relating to restructuring, amortization of purchased intangible assets, stock based compensation, amortization of acquisition-related inventory step-up, acquisition and divestiture costs, a foreign exchange loss from a hedge associated with one of our acquisitions, and non-GAAP tax adjustments. For detailed explanations of the adjustments made to comparable GAAP measures, see items (A) - ( I ) below,

(A)	Restructuring costs. Included in our GAAP presentation of cost of sales and operating expenses, restructuring costs recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings. We exclude restructuring costs from our non-GAAP measures because we believe they do not reflect expected future operating expenses, they are not indicative of our core operating performance, and they are not meaningful in comparisons to our past operating performance. We have incurred restructuring expense in each of the last three years however the amount incurred can vary significantly based on whether a restructuring has occurred in the period and the timing of headcount reductions.

(B)	Amortization of purchased intangible assets. Included in our GAAP presentation of gross margin and operating expenses is amortization of purchased intangible assets. US GAAP accounting requires that intangible assets are recorded at fair value and amortized over their useful lives. Consequently, the timing and size of our acquisitions will cause our operating results to vary from period to period, making a comparison to past performance difficult for investors. This accounting treatment may cause differences when comparing our results to companies that grow internally because the fair value assigned to the intangible assets acquired through acquisition may significantly exceed the equivalent expenses that a company may incur for similar efforts when performed internally. Furthermore, the useful life that we expense our intangible assets over may be substantially different from the time period that an internal growth company incurs and recognizes such expenses. We believe that by excluding the amortization of purchased intangible assets, which primarily represents technology and/or customer relationships already developed, it provides an alternative way for investors to compare our operations pre-acquisition to those post-acquisitions and to those of our competitors that have pursued internal growth strategies. However, we note that companies that grow internally will incur costs to develop intangible assets that will be expensed in the period incurred, which may make a direct comparison more difficult.

(C)	Stock-based compensation. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense. For the first quarter of fiscal 2013 and 2012, stock-based compensation was allocated as follows:

	First Quarter of
(Dollars in thousands)	2013	2012
Cost of sales	$600	$520
Research and development	1,147	1,229
Sales and Marketing	1,764	1,791
General and administrative	5,307	4,249

	$8,818	$7,789

(D)	Amortization of acquisition-related inventory step-up. The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory. Included in our GAAP presentation of cost of sales, the increase in inventory value is amortized to cost of sales over the period that the related product is sold. We exclude inventory step-up amortization from our non-GAAP measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results. We further believe that excluding this item from our non-GAAP results is useful to investors in that it allows for period-over-period comparability.

(E)	Acquisition / divestiture items. Included in our GAAP presentation of operating expenses, acquisition costs consist of external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, and integration costs. Included in our GAAP presentation of non-operating income (expense), net, acquisition / divestiture (gain) loss includes unusual acquisition or divestiture related items such as adjustments to the fair value of earn-out liabilities and gains on divestitures of certain businesses and investments. Although we do numerous acquisitions, the costs that have been excluded from the non-GAAP measures are costs specific to particular acquisitions. These are one-time costs that vary significantly in amount and timing and are not indicative of our core operating performance.

(F)	Foreign exchange loss associated with acquisitions. This amount represents a loss on foreign exchange hedge associated with one of our acquisitions. We excluded the foreign exchange loss from our non-GAAP measures because we believe that the exclusion of this item provides investors an enhanced view of the cost structure of our operations and facilitates comparisons with the results of other periods.

(G)	Non-GAAP items tax effected. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP items (A)—(F) on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in this non-GAAP presentation.

(H)	GAAP and non-GAAP tax rate %. These percentages are defined as GAAP income tax provision as a percentage of GAAP income before taxes and non-GAAP income tax provision as a percentage of non-GAAP income before taxes. We believe that investors benefit from a presentation of non-GAAP tax rate percentage as a way of facilitating a comparison to non-GAAP tax rates in prior periods.

(I)	Stock-based compensation. The amounts consist of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. As referred to above we exclude stock-based compensation here because investors may view it as not reflective of our core operating performance as it is a non-cash expense. However, management does include stock-based compensation for budgeting and incentive plans as well as for reviewing internal financial reporting. We discuss our operating results by segment with and without stock-based compensation expense, as we believe it is useful to investors. Stock-based compensation not allocated to the reportable segments was approximately $3.5 million and $3.0 million for the first quarter of fiscal 2013 and 2012, respectively.

CONTACT: Willa McManmon, Investor Relations, 408-481-7838, willa_mcmanmon@trimble.com, Lea Ann McNabb, Media, 408-481-7808, leaann_mcnabb@trimble.com